Filed pursuant to Rule 424(b)(3)
File No. 333-268410

EATON VANCE TAX-ADVANTAGED GLOBAL DIVIDEND OPPORTUNITIES FUND
Supplement to Prospectus dated March 31, 2023

The following replaces the Financial Highlights contained in the Prospectus:

Selected data for a Common Share outstanding during the periods stated.

	Year Ended October 31,
	2023		2022		2021	2020	2019
Net asset value – Beginning of year	$21.990		$31.370		$22.390	$23.850	$22.180
Income (Loss) From Operations
Net investment income(1)	$0.849		$0.698		$0.471	$0.361	$0.441
Net realized and unrealized gain (loss)	1.500		(7.943)		10.303	0.098	3.389
Total income (loss) from operations	$2.349		$(7.245)		$10.774	$0.459	$3.830
Less Distributions
From net investment income	$(0.770)		$(0.698)		$(0.846)	$(0.338)	$(0.407)
From net realized gain	(0.879)		(1.452)		(0.974)	(1.597)	(1.753)
Total distributions	$(1.649)		$(2.150)		$(1.820)	$(1.935)	$(2.160)
Premium from common shares sold through shelf offering(1)	$—		$0.015		$0.026	$0.016	$—
Net asset value – End of year	$22.690		$21.990		$31.370	$22.390	$23.850
Market value – End of year	$20.170		$22.240		$32.340	$19.740	$26.290
Total Investment Return on Net Asset Value(2)	11.13%		(23.80)%		49.45%	2.57%	18.21%
Total Investment Return on Market Value(2)	(2.32)%		(25.25)%		74.75%	(17.96)%	33.25%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$371,810		$360,448		$503,815	$351,153	$359,796
Ratios (as a percentage of average daily net assets):
Expenses excluding interest and fees	1.22%		1.18%		1.15%	1.24%	1.28%
Interest and fee expense	1.45%		0.41%		0.14%	0.50%	1.06%
Total expenses	2.67	%(3)	1.59	%(3)	1.29%	1.74%	2.34%
Net investment income	3.54%		2.63%		1.63%	1.58%	1.95%
Portfolio Turnover	90%		52%		29%	60%	48%
Senior Securities:
Total amount outstanding (in 000’s)	$103,000		$103,000		$103,000	$103,000	$118,000
Asset coverage per $1,000(4)	$4,610		$4,500		$5,891	$4,409	$4,049

(See related footnotes.)

Financial Highlights (continued)
	Year Ended October 31,
	2018	2017	2016		2015	2014
Net asset value – Beginning of year	$24.600	$21.790	$24.050		$26.150	$25.880
Income (Loss) From Operations
Net investment income(1)	$0.447	$0.490	$0.822	(5)	$0.998	$1.549	(5)
Net realized and unrealized gain (loss)	(0.724)	4.480	(0.922)		0.033	1.070
Total income (loss) from operations	$(0.277)	$4.970	$(0.100)		$1.031	$2.619
Less Distributions
From net investment income	$(0.319)	$(0.475)	$(0.778)		$(0.997)	$(1.527)
From net realized gain	(1.841)	(1.685)	(1.382)		(2.134)	—
Tax return of capital	—	$(2.160)	—		—	(0.822)
Total distributions	$(2.160)	$—	$(2.160)		$(3.131)	$(2.349)
Premium from common shares sold through shelf offering(1)	$0.017	$—	$—		$—	$—
Net asset value – End of year	$22.180	$24.600	$21.790		$24.050	$26.150
Market value – End of year	$21.690	$24.850	$20.670		$22.490	$25.260
Total Investment Return on Net Asset Value(2)	(1.50)%	23.92%	0.25%		4.80%	11.07%
Total Investment Return on Market Value(2)	(4.65)%	31.96%	1.69%		1.46%	17.50%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$333,771	$357,756	$316,478		$349,321	$379,681
Ratios (as a percentage of average daily net assets)
Expenses excluding interest and fees(6)	1.27%	1.30%	1.32%		1.28%	1.26%
Interest and fee expense	0.82%	0.61%	0.39%		0.26%	0.24%
Total expenses(6)	2.09%	1.91%	1.71%		1.54%	1.50%
Net investment income	1.83%	2.10%	3.67	%(5)	4.03%	5.87	%(5)
Portfolio Turnover	56%	60%	63%		72%	89%
Senior Securities:
Total notes payable outstanding (in 000’s)	$118,000	$118,000	$118,000		$118,000	$118,000
Asset coverage per $1,000(4)	$3,829	$4,032	$3,682		$3,960	$4,218
(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(3)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Morgan Stanley Institutional Liquidity Funds – Government Portfolio (equal to less than 0.005% of average daily net assets for the years ended October 31, 2023 and 2022).
(4)	Calculated by subtracting the Fund’s total liabilities (not including the borrowings payable/notes payable) from the Fund’s total assets, and dividing the result by the borrowings payable/notes payable balance in thousands.
(5)	Net investment income per share includes special dividends which amounted to $0.230 and $0.692 per share for the years ended October 31, 2016 and 2014, respectively. Excluding special dividends, the ratio of net investment income to average daily net assets would have been 2.65% and 3.25% for the years ended October 31, 2016 and 2014, respectively.
(6)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.

February 20, 2024